EXHIBIT 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

In this document, the “Company,” “we,” “us” and “our” refer to Rocket Companies, Inc., a Delaware corporation. The following description of our capital stock summarizes certain provisions of our amended and restated certificate of incorporation (the “certificate of incorporation”) and our amended and restated bylaws (the “bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. References to “RHI” refer to Rock Holdings Inc., our principal stockholder.

Capital Stock

Our certificate of incorporation authorizes capital stock consisting of 10,000,000,000 shares of Class A common stock, par value $0.00001 per share (the “Class A common stock”), 6,000,000,000 shares of Class B common stock, par value $0.00001 per share (the “Class B common stock”), 6,000,000,000 shares of Class C common stock, par value $0.00001 per share (the “Class C common stock”), 6,000,000,000 shares of Class D common stock, par value $0.00001 per share (the “Class D common stock”), and 500,000,000 shares of preferred stock, par value $0.00001 per share (the “preferred stock”).

Our Class A common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, and is listed on the New York Stock Exchange (the “Exchange”) under the ticker symbol “RKT.”

Common Stock

Voting

The holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock vote together as a single class on all matters submitted to stockholders for their vote or approval, except (i) as required by applicable law or (ii) any amendment (including by merger, consolidation, reorganization or similar event) to our certificate of incorporation that would affect the rights of the Class A common stock and the Class C common stock in a manner that is disproportionately adverse as compared to the Class B common stock or Class D common stock, or vice versa, in which case the holders of Class A common stock and Class C common stock or the holders of Class B common stock and Class D common stock, as applicable, shall vote together as a class.

Subject to the next sentence, holders of our Class A common stock and Class C common stock are entitled to one vote on all matters submitted to stockholders for their vote or approval. Holders of our Class B common stock and Class D common stock are entitled to 10 votes on all matters submitted to stockholders for their vote or approval. At any time when the aggregate voting power of the outstanding common stock or preferred stock beneficially owned by RHI or any entity disregarded as separate from RHI for U.S. federal income tax purposes (the “RHI Securities”) would be equal to or greater than 79% of the total voting power of our outstanding stock, the number of votes per share of each RHI Security shall be reduced such that the aggregate voting power of all of the RHI Securities is equal to 79%.

Dividends

The holders of Class A common stock and Class B common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. Under our certificate of incorporation, dividends may not be declared or paid in respect of Class B common stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class A common stock, and vice versa. With respect to stock dividends, holders of Class B common stock must receive Class B common stock while holders of Class A common stock must receive Class A common stock.

The holders of our Class C common stock and Class D common stock do not have any right to receive dividends other than dividends consisting of shares of our (i) Class C common stock, paid proportionally with respect to each outstanding share of our Class C common stock, and (ii) Class D common stock, paid proportionally with respect to each outstanding share of our Class D common stock, in each case in connection with stock dividends.

Merger, Consolidation, Tender or Exchange Offer

The holders of Class B common stock and Class D common stock are not entitled to receive economic consideration for their shares in excess of that payable to the holders of Class A common stock and Class C common stock, respectively, in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock. However, in any such event involving consideration in the form of securities, the holders of Class B common stock and Class D common stock are entitled to receive securities that have no more than 10 times the voting power of any securities distributed to the holders of Class A common stock and Class C common stock.

Liquidation or Dissolution

Upon our liquidation or dissolution, the holders of our Class A common stock and Class B common stock are entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Other than their par value, the holders of our Class C common stock and Class D common stock do not have any right to receive a distribution upon a liquidation or dissolution of the Company.

Conversion, Transferability and Exchange

Our certificate of incorporation provides that each share of our Class B common stock is convertible at any time, at the option of the holder, into one share of Class A common stock, and each share of our Class D common stock is convertible at any time, at the option of the holder, into one share of Class C common stock. Our certificate of incorporation further provides that each share of our Class B common stock will automatically convert into one share of Class A common stock, and each share of our Class D common stock will automatically convert into one share of our Class C common stock, immediately prior to any transfer of such share except for certain transfers described in our certificate of incorporation, including (i) transfers to or among the direct or indirect equityholders of RHI (the “Rock Equityholders”), (ii) transfers following which the Class B common stock or Class D common stock continues to be held by RHI or a permitted transferee and, in each case, the Rock Equityholders or the direct or indirect equityholders of such permitted transferee immediately prior to such transfer or transfers continue to hold a majority of the beneficial interests of RHI or such permitted transferee, as applicable, following such transfer or transfers, (iii) transfers to family members, trusts solely for the benefit of RHI, any Rock Equityholder or permitted transferee or their respective family members and other tax and estate planning vehicles, (iv) transfers to partnerships, corporations and other entities controlled by, or a majority of which is beneficially owned by, RHI, any Rock Equityholder or permitted transferee, their respective family members or other permitted entities, (v) certain transfers to charitable trusts or organizations that are exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (vi) transfers to an individual mandated under a qualified domestic relations order or (vii) transfers to a legal or personal representative in the event of the death or disability. In addition, each share of our Class B common stock will automatically convert into one share of Class A common stock, and each share of our Class D common stock will automatically convert into one share of our Class C common stock if RHI, the Rock Equityholders and their permitted transferees own less than 10% of the aggregate number of shares of our issued and outstanding common stock. Shares of our Class A common stock and Class C common stock are not subject to any conversion right. Additionally, except as set forth above, the Class B common stock and the Class D common stock will not be automatically converted into Class A common stock or Class C common stock, respectively, at a certain specified time.

Among other exceptions described in our certificate of incorporation, the RHI Parties are permitted to pledge shares of Class D common stock and/or Class B common stock that they hold from time to time without causing an automatic conversion to Class C common stock or Class A common stock, as applicable, provided that any pledged shares are not transferred to or registered in the name of the pledgee. Subject to the terms of the

Exchange Agreement, by and among RKT Holdings, LLC (“Holdings”), the Company, RHI, Dan Gilbert and any other holder of non-voting common interest units in Holdings (such units, “Holdings Units”), and shares of Class C common stock or Class D common stock from time to time party thereto, dated as of August 5, 2020 (the “Exchange Agreement”), RHI may exchange its Holdings Units, together with a corresponding number of shares of our Class D common stock or Class C common stock for, at our option (as the sole managing member of Holdings), (i) shares of our Class B or Class A common stock, as applicable, on a one-for-one basis or (ii) cash (based on the market price of our Class A common stock). Upon exchange, each share of our Class D common stock or Class C common stock so exchanged will be cancelled.

Other Provisions

None of the Class A common stock, Class B common stock, Class C common stock or Class D common stock has any preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock, Class B common stock, Class C common stock or Class D common stock.

At such time as no Holdings Units remain exchangeable for shares of our Class B common stock, our Class D common stock will be cancelled.

Preferred Stock

We are authorized to issue up to 500,000,000 shares of preferred stock. Our board of directors is authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is also authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the voting and other rights of the holders of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, which could have a negative impact on the market price of our Class A common stock.

Corporate Opportunity

Our certificate of incorporation provides that none of RHI and its affiliates other than the Company and its subsidiaries (such entities, the “RHI Affiliated Entities”) nor any officer, director, member, partner or employee of any RHI Affiliated Entity (each, an “RHI Party”) has any duty to refrain from engaging in the same or similar business activities or lines of business, doing business with any of our clients or suppliers or employing or otherwise engaging or soliciting for employment any of our directors, officers or employees, and none of our directors or officers shall be liable to us or to any of our subsidiaries or stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder or otherwise, by reason of any such activities, or for the presentation or direction to, or participation in, any such activities by any RHI Party.

In our certificate of incorporation, to the fullest extent permitted by applicable law, we renounce any interest or expectancy that we have in any business opportunity, transaction or other matter in which any RHI Party participates or desires or seeks to participate in, even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by applicable law, each such RHI Party has no duty to communicate or offer such business opportunity to us and is not liable to us or any of our stockholders for breach of any fiduciary or other duty under statutory or common law, as a director or officer or controlling stockholder, or otherwise, by reason of the fact that such RHI Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to us.

The Exchange Agreement specifies that we will not amend the provisions of our certificate of incorporation renouncing corporate opportunities without the consent of RHI for so long as RHI holds any Holdings Units.

Notwithstanding the foregoing, our certificate of incorporation does not renounce any interest or expectancy we may have in any business opportunity, transaction or other matter that is offered to an RHI Party who is one of our directors or officers and who is offered such opportunity solely in his or her capacity as one of our directors or officers, as reasonably determined by such RHI Party.

Certain Certificate of Incorporation, Bylaw and Statutory Provisions

The provisions of our certificate of incorporation and bylaws and of the Delaware General Corporation Law (the “DGCL”) summarized below may have an anti‑takeover effect and may delay, defer or prevent a tender offer or takeover attempt.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by our board of directors.

These provisions include:

Dual Class Capital Structure. Our certificate of incorporation provides for a dual class common stock structure, which provides RHI with the ability to control the outcome of matters requiring stockholder approval, even if it beneficially owns significantly less than a majority of the shares of our outstanding common stock, including the election of directors and significant corporate transactions, such as a merger or sale of substantially all of our assets.

Classified Board. Our certificate of incorporation provides that our board of directors is divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one‑third of our board of directors is elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors is fixed exclusively pursuant to a resolution adopted by our board of directors. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Removal of Directors. Our certificate of incorporation provides that until the RHI Parties beneficially own less than a majority of the combined voting power of our common stock, any director may be removed with or without cause by the affirmative vote of a majority of our outstanding shares of common stock. After the RHI Parties cease to beneficially own a majority of the combined voting power of the common stock, our certificate of incorporation provides that any director may only be removed with cause by the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class.

Vacancies. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors or our stockholders, provided that, after the RHI Parties cease to beneficially own a majority of the combined voting power of our common stock, vacancies on our board of directors, whether resulting from an increase in the number of directors or the death, removal or resignation of a director, will be filled only by our board of directors and not by stockholders.

Amendments to Certificate of Incorporation and Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our certificate of incorporation and bylaws provide that, after the RHI Parties cease to beneficially own a majority of the combined voting power of our common stock, the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal our bylaws or specified provisions of our certificate of incorporation, including those relating to the classified board, actions by written consent of stockholders, calling of special meetings of stockholders, business combinations and these vote requirements to amend our certificate of incorporation and bylaws. This requirement of a supermajority vote to approve certain amendments to our certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Special Meetings of Stockholders. Our certificate of incorporation and bylaws also provide that, subject to any special rights of the holders of any series of preferred stock, special meetings of the stockholders can only be called by the chairman of the board or the chief executive officer, or by the board of directors. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Action by Written Consent. Our certificate of incorporation provides that stockholder action can be taken by written consent in lieu of a meeting; provided that after the RHI Parties cease to beneficially own a majority of the combined voting power of our common stock, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to applicable Exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Business Combinations with Interested Stockholders. Our certificate of incorporation provides that we will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, unless the business combination is approved in a prescribed manner. An interested stockholder includes a person, individually or together with any other interested stockholder, who within the last three years has owned 15% or more of our voting stock. Accordingly, we are not subject to any anti‑takeover effects of Section 203. Nevertheless, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. Such restrictions, however, shall not apply to any business combination between RHI, any direct or indirect equityholder of RHI or any person that acquires (other than in connection with a registered public offering) our voting stock from RHI or any of its affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act and who is designated in writing by RHI as an “RHI Transferee,” on the one hand, and us, on the other hand.

Headquarters in Detroit. Our certificate of incorporation provides that we shall not transfer our corporate headquarters outside of Detroit, Michigan unless we have received the affirmative vote of holders of 75% of the combined voting power of our outstanding common stock.

Directors’ Liability; Indemnification of Directors and Officers

Our certificate of incorporation and bylaws limit the liability of our directors and certain officers to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification and advancement rights. In connection with our initial public offering, we entered into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification and advancement rights in connection with their service to us or on our behalf.

Choice of Forum

Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Third Judicial Circuit, Wayne County, Michigan (or, if the Third Judicial Circuit, Wayne County, Michigan lacks jurisdiction over such action or proceeding, then another state court of the State of Michigan or, if no state court of the State of Michigan has jurisdiction, then the United States District Court for the Eastern District of Michigan) or the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware lacks jurisdiction, any other state court of the State of Delaware, or if no state of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. Additionally, our certificate of incorporation states that the foregoing provision does not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.